Winglore Spirits

Winglore: The Spirit of Flight. Curated by pilots for those with the “right stuff”, our whiskeys are bold and a bit rebellious. Raise a glass to the brave, brazen, and occasionally lucky or reckless. Here’s to high spirits, wild stories, and whiskey that takes you places, even after you’ve landed.


WINGLORE
MADE IN
THE USA
SPIRITS CO.

Invest

$101 minimum investment

DEADLINE: March 31, 2026

in 3 months

SHARE PRICE
$2.02

TOTAL RAISED ON NETCAPITAL
$612,739

TOTAL RAISED THIS ROUND
$612,739

VALUATION THIS ROUND
$10,652,345

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Motivation

Winglore Spirits was founded by a group of pilots on separate but parallel paths, united by a shared vision, to build a brand that celebrates our culture and connects us with the broader public through fine spirits and the thrill of fast jets.

We figure if we could survive high-speed ejections, unpredictable deployments, and the occasional unscheduled rendezvous with the ground, we could probably handle launching a whiskey brand.

Driven by a passion to honor the unbreakable bonds and unforgettable stories of aviators, ***Winglore embodies the Spirit of Flight—a blend of valor, grit, and just enough irreverence to keep things interesting.*** Our mission? As independent bottlers/blenders, we team up with the finest independent whiskey producers to make sure that when you raise your glass, you're toasting with something worthy of the people and stories that bring us together.


402

Greater Purpose and Vision

Winglore isn't just about whiskey; **it's about preserving and passing on the culture and humor of the aviation community**. Like our friends in Dos Gringos—a musical duo who found fame (minor. . .and some would say infamous) singing about the highs, lows, and absurdities of life in the cockpit—we believe everyone deserves a good-natured roast and a place where stories come to life. We're here to provide a little fuel for those stories, inviting people to join our squadron and cause.


DOS GRINGOS
Live at the Sand Trap
528
WELCOME TO THE PORCH

Vision for Impact

At Winglore, we're out to turn whiskey into memories and camaraderie into a cause, celebrating the legends—and the jesters—in all of our lives. **More than just filling glasses, we're here to build a legacy by collecting, cataloging and sharing stories through a living, interactive label**. We invite our patrons to submit stories and participate in archiving and narrating these tales through our interactive customer engagement. From fallible aviators and family heroes to untold legends, every pour of Winglore starts with a raised glass and ends with a story worth telling—or at least a laugh worth having.



SUCCESS TO DATE

Winglore has **obtained three trademarks**, two registered with the USPTO (Winglore and Nickel On The Grass) and one (Bogey Dope) that is filed with our Trademark team.



SINGLE MALT
STRAIGHT BOURBON
REMOVE AFTER FLIGHT
NICKLE ON • THE GRASS
AMERICAN SINGLE MALT WHISKEY
To fighter pilots, a nickel is worth much more than five cents. Throwing a "Nickel on the Grass" has become a universal toast to the courage and sacrifice of fallen pilots. To those legendary spirits, we salute you and the blue skies forever.
NOSE
Like the promise of a roaring engine, the nose takes off with notes of cherry pie, fig, and lemon zest. Graham cracker and juicy raisin punch through the clouds, giving way to arboreal honey and rich sandalwood.
FIRST SIP
A complex mix of fruit and spice soar with the first sip. Bright, earthy, and floral notes cruise at high altitude with tropical notes of pineapple.
BODY
The medium body maneuvers gracefully across the palate, balancing a silky texture with notes of grapefruit, anise, and tobacco. Let it ride for a gentle front-palate afterburn with notes of candied ginger, baking spice, and tea leaves.
FINISH
The finish is a gentle and smoldering descent into notes of crème brûlée, almonds, and sweet pipe smoke. The landing leaves a lasting impression, touching down gently with lingering flavors of strawberry, cacao nibs, and malt.
NICKEL ON • THE GRASS
SINGLE MALT

Developed a branding strategy to include a **custom bottle with aviation ties**.


WINGLORE
AMERICAN SINGLE MALT WHISKEY
REMOVE AFTER FLIGHT
JOKER
NICKEL ON THE GRASS
SINGLE MALT
BINGO
ENJOY RESPONSIBLY

Completed proprietary **branding asset packaging for Winglore** (logos and marks; sales sheets for Nickel On The Grass and Bogey Dope; point of sales branded boxes and closure tape; technical specifications and data for custom bottle, stopper, and closure).


Overview
Shipper Case & Sell Sheets
SPIRIT OF LEGENDS
WINGLORE SPIRITS
FIGHTER PILOT OWNED
COMMUNITY BUILT
WL-SC
MADE IN THE U.S.A
WINGLORE SPIRITS
Side 1
Side 2
Case Stack
American Single Malt
Straight Bourbon

PROBLEM

Community Accessibility

It's no surprise to anyone that military aviation has a booming (some would say sonic) dedicated fanbase, as evidenced by the incredible popularity of movies like Top Gun Maverick (aka, Top Gun 2), Masters of the Air, Top Combat Pilot, Imax Blue Angels and many more. Aviation culture has become the prevailing archetype of the spirit of adventure, harkening back the knights of old. **But there is an increasingly wide gap between the approachable nature of squadron culture and the nearly mythological grandeur portrayed in Hollywood productions.** To consumers, aviation life is often an enigma - cool but utterly out of reach. To date, no aviation brand has captured the true spirit of squadron life for eager enthusiasts in a way that's both genuinely authentic and easy to enjoy. Most military brands seem more interested in gatekeeping than welcoming anyone new, keeping their culture locked behind a wall of exclusivity and elitism.



One Story

Whiskey companies are generally one-dimensional; beyond the whiskey itself, there exists little depth or complexity to their brands. Most whiskey labels chase a good product and push one brand story—until it's run dry. Their storytelling has been reduced to repetitive social media posts—drawn, quartered, run over, and left for the scavengers. Meanwhile, the art of toasting has faded into obscurity. **But in a military squadron, raising your glass is considered sacred and nuanced, honoring heroes (toast), humbling the proud (roasts) and recounting legendary exploits (lore). Imagine having just one story and therefore just one toast... (yawn).**



Craftsmanship & Uniqueness

The whiskey industry may seem saturated and possibly stagnant with many barriers to entry. Yet, the industry is ripe with opportunity and gaps remain in how unique, high-quality whiskeys are brought to the market and by whom. Larger distilleries often lean toward mass production, prioritizing consistency over uniqueness, which leaves little room for the individuality and diversity that many whiskey enthusiasts crave. **For those who seek more than a standard bottle, there's a need for brands that not only value quality but also elevate the stories and craftsmanship behind each blend.**





SOLUTION

Craftsmanship & Uniqueness

Winglore is part of a growing movement within the whiskey industry that's transforming the way people think about craft and quality. Unlike larger distilleries with standardized products, Winglore embraces the art of American blending and independent bottling—a distinct approach that allows us to bring a personal touch to each release. Rather than simply sourcing and white-labeling whiskey, **we work directly with distilleries and creators, carefully selecting and blending whiskeys to highlight the craftsmanship and unique flavor profiles of each origin.**


VIRGINIA

This approach means each bottling of Winglore is a story in itself, reflecting the influence, palate, and expertise of our product team, who are as passionate about their craft as we are about ours. By collaborating closely with distilleries, we will release new and distinctive blends that embody different aspects of our aviation community. These limited releases, whether a commemorative single cask or a bottling which celebrates a larger campaign, will generate excitement and anticipation within the community. Offering limited release batches is a powerful way to drive both story and craftsmanship while adding value to the Winglore collection and brand. Flavor profiles will always be chosen to reflect the richness, resilience, and sense of adventure of the Winglore community.


CUVÉE
CASK
COURAGE & CONVICTION

One Story

Our brand pillars: Toast - Roast - Lore!

Winglore brings you the spirit of a squadron bar after a day in the skies—a pour that's as rich and layered as the stories we share. Aviation is more than just one campaign, one flight, one pilot, one aircraft; Every pilot, every plane, every campaign tells a different tale. The unbounded spirit of military aviation refuses to fit neatly into a single-brand story. Winglore is pioneering a new era in immersive storytelling and will unveil endless tales through an innovative, interactive label.

Toast – In aviation, moments of triumph and resilience are always worth celebrating. Toast is our call to raise a glass to the highs and the lows, honoring the victories both in the sky and on the ground.


Squadron

(Note: There has been a lot of talk lately about the end of manned aviation. Drones and AI will supposedly take over all flying, and the pilot era will end. At Winglore Spirits we disagree, as evidenced by this AI-generated picture of a "fighter squadron bar." To all of our brothers and sisters in the aviation community–whether bearded or clean-shaven–we are here to tell you that your careers and our culture will be safe for years to come.)

Roast – Pilots know that a little ribbing keeps us sharp and connected. Our Roast is a nod to the camaraderie found in every squadron, where the best stories are seasoned with a bit of humor and humility.



Lore – Aviation is rich with tales of daring flights and legendary figures. Lore preserves these stories, paying tribute to the past while inspiring a new generation of adventurers.



Together, Toast, Roast, and Lore embody Winglore's commitment to crafting a spirit that celebrates the adventure, humor, and legacy of life.

Community Accessibility

Most brands fall short in engaging their communities beyond marketing gimmicks and trends. **Winglore changes the game, inviting aviators, historians, enthusiasts, and military families to share their stories and memories through a dynamic, interactive label—elevating customer engagement to unprecedented heights.** Imagine the pride of a patron seeing their family member, friend, or neighbor celebrated through our label after sharing their toast. Picture the thrill of a veteran finding their deployment or campaign immortalized in our lore. Imagine the riotous laughter of your coworkers as they toast and roast each other's wild stories from the office "Danger Zone." With Winglore, we're not just raising glasses—we're elevating stories, honoring memories, and fueling a new era of connection and celebration.


JOY JUICE
XXX
ISS
PA

BUSINESS MODEL

Winglore's business model as an independent bottler/blender and non-distiller producer of whiskey focuses on multiple revenue streams, targeting both consumers and businesses.

- **DTC (Direct-to-Consumer) (3-Tier Compliant)** via online platforms and subscription model.
- **BTB (Business-to-Business)** for wholesale partnerships with retailers and bars.
- **Experiential** for whiskey tasting and educational events.

Planned Revenue Streams:

1. **Direct-to-Consumer Sales (DTC) (3-Tier Compliant):** Winglore plans to leverage e-commerce platforms and a dedicated website to sell directly to whiskey enthusiasts. This may allow us to build a community of loyal customers who appreciate the unique qualities and craftsmanship of our independently bottled whiskies.
2. **BTB Wholesale:** We plan to team with specialty retailers, whiskey bars, and premium liquor stores, selling our products wholesale to reach a wider audience and establish our presence in curated spaces that appeal to discerning whiskey buyers.
3. **BTB Military Wholesale/Retail:** We are going to enter the military exchange markets (NEX - Navy Exchange, MCX - Marine Corps Exchange, AAFES - Army and Air Force Exchange Service) to reach into the armed forces bases that extend across the United States and its territories and overseas bases (Germany, Japan, UK, etc).
4. **Private Labeling & Limited Editions:** Another revenue stream may come from collaborating with squadrons, businesses, or groups seeking their own branded whiskey. This involves creating exclusive limited-edition bottles for specific clients or high-profile events, offering tailored blends or single barrels under the Winglore brand.
5. **Subscription Model:** For dedicated whiskey collectors and enthusiasts, Winglore plans to offer a membership club, providing subscribers access to limited releases, rare casks, and early product launches. This recurring revenue model builds long-term customer engagement.
6. **Whiskey Experiences & Events:** As the brand grows, Winglore plans to host tasting events, whiskey-pairing dinners, and educational workshops, monetizing these experiences while deepening customer loyalty and brand engagement.

MARKET

- The US is a very diverse status spirits market, with several categories holding a significant value share. The increasing prestige and collectability of high-end bourbon, rye and US single malt has seen demand rise sharply in recent years, with the total value of the American whiskey category in the US growing by a CAGR of +17% from 2019-23. **As tequilas growth slows down, American whiskey is now forecast to generate the greatest value growth through 2028.**
- The Global Premium Alcoholic Beverages Market is projected to register a CAGR of 8.43% over the next five years. The **increased demand for alcoholic beverages**, especially among millennials, as well as the rising global consumer desire for premium/super-premium goods, are the **main drivers of the premium alcoholic beverage market.**
- The number of **active craft distillers in the U.S. grew by 11.5%** to reach a total of 3,069.

TEAM



Ernesto “Carlos” Howard

Founder & CEO

Chief Spirits Officer, Dos Grigios fan club member, ejections (1)

Ernesto “Carlos” Howard grew up in the mean streets of LA watching Top Gun, Goonies, and The Right Stuff. He enlisted in the Marine Corps at 17, later commissioned as an officer and flew the F-18 Hornet. Carlos has spent the last 8 years flying as an adversary fighter pilot and slowly chipped away his hardened heart against the Air Force pilots and dare I say has come to respect them and their contribution to the mission. Carlos has long aspired to bring warrior-worthy spirits to his colleagues and family. Inspired by his uncle's success in building a Tequila brand, he saw firsthand that a brand is more than just a novelty - it is an ethos.



Jonathan “Stroke” Dippold

Co-Founder & COO/CCO

Chief Lore Officer, #SNACKO

Jonathan “Stroke” Dippold brings down the average age of the founders by a decade and still hangs with the cool kids flying the F-15E Strike Eagle as an Instructor Pilot in the Air Force Reserves and the legendary A-4 Skyhawk as an aggressor pilot. He decided if he had to “grow up and get a real job” it might as well be associated with the best damn whiskey and the best damn people in the world.



Robert “Trip” Raymond

Co-Founder & CMO

Chief Roast Officer, Co-Founder of Dos Gringos (somehow still managed to not get fired from the Air Force)

Robert “Trip” Raymond spent 24 years in the Air Force as an F-16 pilot, weapons officer and commander. He retired as an old crusty Colonel before transitioning to the business world. Trip is also a life-long musician and 1/2 of the fighter pilot band Dos Gringos.



Erik “EZ” Brine

Co-Founder & CSO

Chief Toast Officer, Has ~7 jobs but this is by far his favorite one

Erik “EZ” Brine spent 26 years as an Air Force airlift pilot in roles from the cockpit to the Pentagon, 21 years as a husband, 18 years as a dad, 10 years as a bureaucrat in the State Dept, Senate, & White House, 10 years leading a non-profit, and 6 years in the private sector & academia, which explains his love of whiskey.

INVESTOR INVITATION

Winglore is not just a brand, it’s a community of people who love aviation, whiskey, and sharing toasts, roasts and lore.

By investing in Winglore, you are not just funding a product—you’re helping to build a legacy inspired by the experiences of those who have lived and thrived under extraordinary circumstances. The brand is about celebrating those moments and the people behind them, and you can feel a sense of pride in being part of something that goes beyond mere profit—**it’s about honoring a culture and helping to tell a story that resonates with authenticity and a strong sense of identity.**

You can participate in this journey by being actively involved in storytelling initiatives, sharing in the brand's growth, and experiencing the product's development firsthand. As the brand grows, you will be able to see how your investment contributes to building a community of enthusiasts who are emotionally connected to Winglore’s mission.

USE OF PROCEEDS

If the offering's maximum amount of $1,029,998 is raised:

Use	Value	% of Proceeds
Marketing & Distribution	$380,864	37.0%
Non-Whiskey Product	$12,443	1.2%
Personnel	$233,696	22.7%
General and Administrative	$17,736	1.7%
Whiskey Product	$334,790	32.5%
Intermediary fees	$50,470	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Winglore Spirits Incorporated. This offering must reach its target of at least $10,000 by its offering deadline of March 31, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,783,338 shares
× $2.02 per share

$11,682,343 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 5, 2025
- Form C/A on June 5, 2025
- Form C/A on July 17, 2025
- Form C/A on September 11, 2025
- Form C/A on December 2, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Dec 2, 2025 — Filed Form C/A

Nov 18, 2025 — Thinking about being an investor in Winglore...

Sep 11, 2025 — Filed Form C/A

Jul 17, 2025 — Filed Form C/A

Jun 5, 2025 — Filed Form C/A

Jun 5, 2025 — Filed Form C

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